EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                                          10-003

                              Contact:                      Tony Tripodo
Date:              February 24, 2010                                                                         Title:                      Chief Financial Officer

Helix Reports Fourth Quarter 2009 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported a net loss of $55.7 million, or $(0.53) per diluted share, for the fourth quarter of 2009 compared with a net loss of $861.2 million, or $(9.48) per diluted share, for the same period in 2008, and net income of $3.9 million, or $0.04 per diluted share, in the third quarter of 2009.  Net income for the year ended December 31, 2009 was $101.9 million, or $0.96 per diluted share, compared with a net loss of $639.1 million, or $(7.05) per diluted share, for the year ended December 31, 2008.

Fourth quarter 2009 results included the following items on a pre-tax basis:

·	Impairment charges of $55.9 million primarily associated with a reduction in carrying values of twelve oil and gas properties due to a revision in reserve estimates.

·	Non-cash exploration and other charges of $22.6 million primarily related to costs associated with offshore lease expirations.

The net impact of these items in the fourth quarter, after income taxes, was $0.49 per diluted share.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our fourth quarter results reflected continued weakness in the contracting services market. We had anticipated this slowdown and as a result, diverted much of our pipelay and construction support assets to internal use to complete the necessary infrastructure for two of our deepwater oil and gas developments, Danny and Phoenix. The combination of a weak market and capacity devoted to internal use weighed heavily on our fourth quarter results. In addition, repairs to a third party pipeline servicing our Noonan natural gas field were not completed until early January, thus impacting our fourth quarter oil and gas production. Looking forward, the outlook is better. Customer activity is picking up and we expect utilization in the contracting services business to improve as 2010 unfolds. Furthermore, we are poised to increase our oil and gas production in 2010. I am pleased to announce that production from our Danny oil field commenced in early February and with the completion of third party pipeline repairs, we have increased production from the Noonan gas field. We are putting the finishing touches on the Helix Producer I and we expect to commence production from the Phoenix oilfield by mid-year.”

Fourth quarter 2009 results excluded approximately $15 million of realized gains associated with the cash settlement of natural gas contracts that were previously recognized as unrealized gains in the first three quarters of 2009.

Third quarter 2009 results included the following items on a pre-tax basis:

·	A $17.9 million gain from the sale of 23.2 million shares of Cal Dive common stock.

·	A $10.4 million charge associated with a weather derivative contract entered into in July 2009 to mitigate against possible losses during the 2009 hurricane season.

The net impact of these two items in the third quarter, after income taxes, was $0.07 per diluted share.

Fourth quarter 2008 results included the following items on a pre-tax basis:
·	Non-cash impairment charges of $907.6 million, including $715.0 million to reduce the carrying value of goodwill and $192.6 million to reduce the carrying value of certain oil and gas properties.
·	Other non-cash exploration charges of $26.6 million related primarily to the write off of two suspended exploratory wells.
·	A $6.7 million pre-tax loss associated with the sale of the Bass Lite field located in Atwater Valley Block 426 in December 2008.

The net impact of these two items in the fourth quarter of 2008, after income taxes, was $9.49 per diluted share.

* * * * *
Summary of Results (1) (2)

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Years Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008
Revenues	$180,048	$534,439	$216,025	$1,461,687	$2,114,074

Gross Profit:
Operating (3)	$21,039	$85,142	$5,058	$388,095	$620,792
	12%	16%	2%	27%	29%
Oil and Gas Impairments (4), (5)	(55,940)	(192,620)	(1,537)	(120,550)	(215,675)

Exploration Expense	(21,520)	(27,072)	(904)	(24,383)	(32,926)
Total	$(56,421)	$(134,550)	$2,617	$243,162	$372,191

Net Income (Loss) Applicable to Common Shareholders	$(55,697)	$(861,154)	$3,895	$101,867	$(639,122)

Diluted Earnings (Loss) Per Share	$(0.53)	$(9.48)	$0.04	$0.96	$(7.05)

Adjusted EBITDAX (6)	$58,572	$55,339	$38,306	$490,092	$575,272

Segment Information, Operational and Financial Highlights (1)
(in thousands, unaudited)
	Three Months Ended
	December 31,		September 30,
	2009	2008	2009
Revenues:
Contracting Services	$150,736	$293,135	$175,091
Shelf Contracting (2)	-	261,656	-
Production Facilities	5,888	-	5,888
Oil and Gas (3)	71,450	46,022	63,715
Intercompany Eliminations	(48,026)	(66,374)	(28,669)
Total	$180,048	$534,439	$216,025

Income (Loss) from Operations:
Contracting Services	$7,698	$29,034	$10,132
Shelf Contracting (2)	-	69,946	-
Production Facilities	(1,378)	(285)	(1,388)
Oil and Gas (3)	(3,715)	(55,878)	(23,599)
Goodwill Impairment	-	(704,311)	-
Gain on Oil and Gas DerivativeCommodity Contracts	6,157	18,894	4,598
Oil and Gas Impairments (4)	(55,940)	(192,620)	(1,537)
Exploration Expense	(21,520)	(27,072)	(904)
Intercompany Eliminations	(9,562)	(4,316)	(1,971)
Total	$(78,260)	$(866,608)	$(14,669)
Equity in Earnings of Equity Investments	$5,177	$6,132	$13,385

Contracting Services

o
Subsea Construction revenues decreased from the third quarter of 2009 attributable primarily to lower utilization of our owned and chartered construction vessels (71% in the fourth quarter of 2009 compared with 77% for the third quarter of 2009).  Further, certain fourth quarter contracts were completed at lower contract rates compared to similar type contracts in the third quarter as we experienced a weaker services market. Furthermore, a greater portion of our asset base was utilized for internal oil and gas development, and thus contributed to a relatively high level of intercompany revenue elimination.

o
Well Operations revenues increased in the fourth quarter of 2009 compared with the third quarter of 2009 due primarily to the realization of higher contract day rates for the Q4000.  Further, our newest well operations vessel, Well Enhancer, was placed in service in the fourth quarter in the North Sea and generated $12.8 million of revenues. The increased revenues were partially offset by lower utilization rates for our well operations vessels (67% in fourth quarter of 2009 for three vessels compared to 92% in the third quarter of 2009 for two vessels).

o
Robotics revenues decreased in the fourth quarter of 2009 compared to the third quarter of 2009 following the completion of a trenching campaign in the third quarter and reflecting the general market weakness.  There were no trenching revenues in the fourth quarter of 2009. Robotics asset utilization decreased to 58% in the fourth quarter of 2009 from 74% in the third quarter of 2009.

Oil and Gas

o
Oil and Gas revenues increased $7.7 million to $71.5 million in the fourth quarter of 2009 due primarily to higher commodity prices realized for our oil production.  Production in the fourth quarter of 2009 totaled 9.7 Bcfe compared to 9.8 Bcfe in the third quarter of 2009.  The average prices realized for natural gas, including the effect of settled natural gas hedge contracts, totaled $7.97 per thousand cubic feet of gas (Mcf) in the fourth quarter of 2009 compared to $8.02 per Mcf in the third quarter of 2009. For oil, including the effects of settled hedge contracts, we realized $71.48 per barrel in the fourth quarter of 2009 compared to $68.86 per barrel in the third quarter of 2009.

o
The Company’s oil and gas production rate at February 23, 2010 approximated 145 million cubic feet of natural gas equivalent per day (MMcfe/d) as compared to 94 MMcfe/d at December 31, 2009.  Third party repairs to the pipeline servicing the Noonan gas reservoir in our Bushwood field were completed in early January 2010.  Separately, we commenced production from the Danny oil reservoir also in the Bushwood field on February 2, 2010.

o	We have entered into oil and gas hedge contracts for approximately 25 Bcf of natural gas and 2.5 million barrels of oil to cover a significant portion of our forecasted production for 2010.

Other Expenses

o
Selling, general and administrative expenses were 15.7% of revenue in the fourth quarter of 2009, 10.1% in the third quarter of 2009, and 7.5% in the fourth quarter of 2008. Selling, general and administrative expenses increased compared to the third quarter of 2009 due to increased bad debt expenses and higher legal expenses.

o
Net interest expense and other increased to $11.5 million in the fourth quarter of 2009 from $10.3 million in the third quarter of 2009.  Net interest expense increased to $11.9 million in the fourth quarter of 2009 compared with $7.3 million in the third quarter of 2009. The increase in net interest expense was attributable to a reduction in capitalized interest of $3.5 million in the fourth quarter compared with the third quarter due primarily to the completion of the Well Enhancer in October 2009.

Financial Condition and Liquidity

o
Consolidated net debt at December 31, 2009 increased to $1.1 billion from $950 million as of September 30, 2009. We had no borrowings under our revolver and our availability was $386 million at December 31, 2009.  Together with cash on hand of $271 million and our revolver availability, our total liquidity was approximately $657 million at December 31, 2009. Net debt to book capitalization as of December 31, 2009 was 43%.  (Net debt to book capitalization is a non-GAAP measure.  See reconciliation attached hereto.)

o
As of December 31, 2009, we were in compliance with our debt covenants under our various loan agreements. On February 19, 2010, we amended our senior credit facility by revising the consolidated leverage ratio covenant test and adding an additional senior secured debt leverage ratio test. The amendment is effective for periods beginning on or after March 31, 2010.

o
We incurred capital expenditures (including capitalized interest) totaling $119 million in the fourth quarter of 2009, compared to $87 million in the third quarter of 2009 and $134 million in the fourth quarter of 2008.  For the year ended December 31, 2009, capital expenditures totaled $328 million.  These amounts exclude all Cal Dive capital expenditures in the periods noted.

Footnotes to “Summary of Results”:

(1)
Results of Helix RDS Limited, our former reservoir consulting business, included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)
Results of Cal Dive, our former Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%. Our remaining interest was accounted for under the equity method of accounting through September 23, 2009. Subsequent to September 23, 2009 our investment in Cal Dive was accounted for as an available for sale security.

(3)
Fourth quarter of 2009 included $2.5 million of expense related to a weather derivative contract and $0.6 million of hurricane-related costs.  Third quarter of 2009 included $10.4 million of expense related to a weather derivative contract and $5.1 million of hurricane-related costs.

(4)
Fourth quarter 2009 oil and gas impairments were attributable to the revision in estimated reserves associated with twelve fields resulting from mechanical and/or production related issues.   Impairments in the fourth quarter of 2008 were due primarily to the deterioration of certain fields’ economics following significant drops in both oil and natural gas prices during the period.

(5)
Full year 2009 impairments were comprised of the impairments described in item (4) above, $51.5 million of additional asset retirement and impairment costs resulting from Hurricane Ike recorded in the second quarter of 2009 and $11.5 million of additional oil and gas property revisions following estimated reserve reductions at June 30, 2009. Full year 2008 oil and gas impairments included $6.7 million related to our deepwater Tiger field damaged by Hurricane Ike in the third quarter of 2008 and $14.6 million associated with the unsuccessful Devil’s Island development well in the first quarter of 2008.

(6)	Non-GAAP measure. See reconciliation attached hereto.

Footnotes to “Segment Information, Operational and Financial Highlights”:

(1)
Results of Helix RDS Limited, our former reservoir consulting business, were included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)
Results of Cal Dive, our former Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%. Our remaining interest was accounted for under the equity method of accounting through September 23, 2009. Subsequent to September 23, 2009 our investment in Cal Dive was accounted for as an available for sale security.

(3)
Fourth quarter 2009 included $2.5 million of expense related to a weather derivative contract and $0.6 million of hurricane-related costs.  Third quarter 2009 included $10.4 million of expense related to a weather derivative contract and $5.1 million of hurricane-related costs.

(4)
Fourth quarter 2009 oil and gas impairments were attributable to the revision in estimated reserves associated with twelve fields resulting from mechanical and/or production related issues.  Impairments in the fourth quarter of 2008 were due primarily to the deterioration of certain fields’ economics following significant drops in both the oil and natural gas prices during the period.

* * * * *

Further details are provided in the presentation for Helix’s quarterly conference call to review its fourth quarter and full year 2009 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com).  The call, scheduled for 9:00 a.m. Central Standard Time on Thursday, February 25, 2010, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the call via telephone may join the call by dialing 800 475 0212 (Domestic) or 1 312 470 7004 (International).  The pass code is Tripodo.  A replay will be available from the Audio Archives page on Helix’s website.

Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.  That business unit is a prospect generation, exploration, development and production company.  Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization.  We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense.  Further, we do not include earnings from our interest in Cal Dive in any periods presented in our Adjusted EBITDAX calculation.  Net debt is calculated as the sum of financial debt less cash and equivalents on hand.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity.  These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period.  Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions which are excluded.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  The forward looking statements are subject to a number of known and unknown risks, uncertainties and other factors including the performance of contracts by suppliers, customers and partners; employee management issues; uncertainties inherent in the exploration for and development of oil and gas and in estimating reserves; complexities of global political and economic developments; geologic risks, volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the company's Annual Report on Form 10-K for the year ending December 31, 2008 and any subsequent Quarterly Report on Form 10-Q.  We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

			Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in thousands, except per share data)			2009	2008	2009	2008
			(unaudited)		(unaudited)
Net revenues:
Contracting services			$ 108,598	$ 488,417	$ 1,076,349	$ 1,568,221
Oil and gas			71,450	46,022	385,338	545,853
			180,048	534,439	1,461,687	2,114,074
Cost of sales:
Contracting services			89,373	358,223	854,975	1,135,429
Oil and gas			69,636	91,074	218,617	357,853
Oil and gas impairments			55,940	192,620	120,550	215,675
Exploration expense			21,520	27,072	24,383	32,926
			236,469	668,989	1,218,525	1,741,883

Gross profit (loss)			(56,421)	(134,550)	243,162	372,191
Goodwill and other indefinite-lived intangible impairments			-	704,311	-	704,311
Gain on oil and gas derivative commodity contracts			6,157	18,894	89,485	21,599
Gain on sale of assets, net			246	(6,422)	2,019	73,471
Selling and administrative expenses			28,242	40,219	130,851	177,172
Income (loss) from operations			(78,260)	(866,608)	203,815	(414,222)
Equity in earnings of investments			5,177	6,132	32,329	31,854
Gain on subsidiary equity transaction			-	-	77,343	-
Net interest expense and other			11,526	34,184	51,495	111,098
Income (loss) before income taxes			(84,609)	(894,660)	261,992	(493,466)
Provision (benefit) of income taxes			(30,374)	(64,859)	95,822	86,779
Income (loss) from continuing operations			(54,235)	(829,801)	166,170	(580,245)
Income (loss) from discontinued operations, net of tax			(722)	(11,483)	9,581	(9,812)
Net income (loss), including noncontrolling interests			(54,957)	(841,284)	175,751	(590,057)
Net income applicable to noncontrolling interests			680	19,320	19,697	45,873
Net income (loss) applicable to Helix			(55,637)	(860,604)	156,054	(635,930)
Preferred stock dividends			60	550	748	3,192
Preferred stock beneficial conversion charges			-	-	53,439	-
Net income (loss) applicable to Helix common shareholders			$ (55,697)	$ (861,154)	$ 101,867	$ (639,122)

Weighted Avg. Common Shares Outstanding:
Basic			103,007	90,802	99,136	90,650
Diluted			103,007	90,802	105,720	90,650

Basic earnings (loss) per share of common stock:
Net income (loss) from continuing operations			($0.52)	($9.36)	$0.92	($6.94)
Net income (loss) from discontinued operations			($0.01)	($0.12)	$0.09	($0.11)
Net income (loss) per share of common stock			($0.53)	($9.48)	$1.01	($7.05)

Diluted earnings (loss) per share of common stock:
Net income (loss) from continuing operations			($0.52)	($9.36)	$0.87	($6.94)
Net income (loss) from discontinued operations			($0.01)	($0.12)	$0.09	($0.11)
Net income (loss) per share of common stock			($0.53)	($9.48)	$0.96	($7.05)

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Dec. 31, 2009	Dec. 31, 2008	(in thousands)		Dec. 31, 2009	Dec. 31, 2008
	(unaudited)				(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$ 270,673	$ 223,613	Accounts payable		$ 155,457	$ 344,807
Accounts receivable	172,678	545,106	Accrued liabilities		200,607	234,451
Other current assets	122,209	191,304	Income taxes payable		-	-
			Current mat of L-T debt (1)		12,424	93,540
Total Current Assets	565,560	960,023	Total Current Liabilities		368,488	672,798

Net Property & Equipment:			Long-term debt (1) (2)		1,348,315	1,933,686
Contracting Services	1,470,582	1,876,795	Deferred income taxes		442,607	615,504
Oil and Gas	1,393,124	1,541,648	Decommissioning liabilities		182,399	194,665
Equity investments	189,411	196,660	Other long-term liabilities		4,262	81,637
Goodwill	78,643	366,218	Convertible preferred stock (1)		6,000	55,000
Other assets, net	82,213	125,722	Shareholders' equity (1)		1,427,462	1,513,776
Total Assets	$ 3,779,533	$ 5,067,066	Total Liabilities & Equity		$ 3,779,533	$ 5,067,066

(1)	Net debt to book capitalization - 43% at December 31, 2009. Calculated as total debt less cash and equivalents ($1,090,066)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,523,528).
(2)	Reflects impact of retrospective adoption of accounting standard which required bifurcation of Helix's convertible senior notes between debt and equity components. Impact on December 31, 2009 and December 31, 2008 was a reduction in debt totaling
$26.9 million and $34.8 million, respectively.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Twelve Months Ended December 31, 2009

Earnings Release:

Reconciliation From Net Income to Adjusted EBITDAX:

	4Q09	4Q08	3Q09	2009	2008
	(in thousands)

Net income (loss) applicable to common shareholders	$ (55,697)	$ (861,154)	$ 3,895	$ 101,867	$ (639,122)
Non-cash impairment	52,578	894,577	533	72,372	917,632
(Gain) loss on asset sales	198	6,422	(17,869)	(87,694)	(73,471)
Preferred stock dividends	60	550	125	54,187	3,192
Income tax provision (benefit)	(30,246)	(67,117)	1,415	86,035	67,136
Net interest expense and other	11,300	31,842	10,192	47,861	101,492
Depreciation and amortization	58,859	79,299	46,315	247,372	306,047
Exploration expense	21,520	27,072	904	24,383	32,926

Adjusted EBITDAX (including Cal Dive)	$ 58,572	$ 111,491	$ 45,510	$ 546,383	$ 715,832

Less: Previously reported contribution from Cal Dive	$ -	$ (56,152)	$ (7,204)	$ (56,291)	$ (140,560)

Adjusted EBITDAX	$ 58,572	$ 55,339	$ 38,306	$ 490,092	$ 575,272

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we do not include earnings from our interest in Cal Dive in any periods presented in our adjusted EBITDAX calculation.
These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended December 31, 2009

Earnings Release:

Reconciliation of unusual items:

4Q09
(in thousands, except per share data)

Non-cash property impairments:
Property impairments	55,940
Tax provision	(19,579)
Non-cash property impairments, net:	$ 36,361

Diluted shares	103,007
Per share	$ 0.35

Non-cash exploration charges:
Exploration charges	20,606
Tax provision	(7,212)
Non-cash exploration charges, net:	$ 13,394

Diluted shares	103,007
Per share	$ 0.13

Non-cash other charges:
Asset impairments	1,306
Inventory charges	700
Tax provision	(702)
Non-cash other charges, net:	$ 1,304

Diluted shares	103,007
Per share	$ 0.01